Exhibit 4.3

                                 PROMISSORY NOTE

$750,000.00               Arlington, Texas                        August 3, 2001

         FOR VALUE RECEIVED, the undersigned, EMERGISOFT HOLDING, INC., a Nevada corporation ("Maker"), promises to pay to the order of Berlwood Five, Ltd., a Texas limited partnership (herein together with all subsequent holders hereof called "Holder") the principal sum of SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($750,000.00), or such lesser amount as may be advanced in lawful money of the United States of America, with interest thereon calculated from date until maturity at the rate per annum hereinafter provided, both principal and interest payable at 1201 North Watson Road, Suite 145, Arlington, Texas 76006.

         Interest on the principal balance hereof from time to time remaining unpaid prior to maturity shall accrue at a rate per annum equal to ten percent (10%), calculated on the basis of actual days elapsed over a year composed of 360 days, or the maximum rate allowed by law.

         The principal and accrued interest of this Note is payable in one installment on April 30, 2002.

         All past due principal and interest shall bear interest from maturity at the rate of eighteen percent (18%) per annum, calculated, notwithstanding any other provision hereof, on a 365 or 366 day year, as applicable, commencing on the date on which demand for payment shall be made in writing.

         Until maturity, Maker shall have the right to borrow, at any time and from time to time without premium or penalty, amounts up to but not exceeding at any one time outstanding the above stated principal amount of this Note. The advances hereunder made by Holder to Maker and all payments of the principal thereof and interest thereon may be noted by Holder on the schedule attached hereto, or on a continuation of such schedule attached hereto or similar computer-generated payment schedule; provided, however, that the failure of Holder to make any such notation or any error in making such notation shall not limit or otherwise affect the obligations of Maker hereunder.

         Each maker, surety, endorser, guarantor and/or other party liable hereon, and all parties assuming any payment hereof, severally waives grace, presentment, protest, notice of every type, including, without limitation, notice of default, notice of intention to accelerate, notice of acceleration, and notice of protest, and consents that time of payment may be extended without notice. Each maker, surety, endorser, guarantor and/or other party liable hereon agrees that their liability on this Note shall be joint and several with that of any other party obligated hereon, shall not be affected by any renewal or extension of this Note, by any indulgences, or by any release or change in any security for this Note, and hereby consents to any and all renewals, extensions, indulgences, releases or changes, regardless of the number. It is agreed that the waiving by Holder of any default of Maker shall be limited to the particular incident, and shall not be deemed to waive any other default of the same or other covenants hereunder. It is hereby specially agreed that if this Note is placed in the hands of an attorney for collection, or if collected by suit or through bankruptcy proceedings, Maker agrees to pay reasonable attorney's fees in addition to the principal and interest then due hereon, and together with all costs of collection.

         Regardless of any provision contained in this Note, the Holder hereof shall never be entitled to receive, collect or apply, as interest on this Note, any amount in excess of the maximum interest permitted by law on corporate obligations (the "Maximum Rate"). In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Maker and the Holder hereof shall, to the maximum extent permitted under applicable laws, (i) characterize any non-principal payment

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as an expense,  fee or premium rather than as interest,  (ii) exclude  voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate and spread, in proportionate parts, the total amount of interest paid or payable throughout the entire contemplated term of this obligation so that the effective interest rate is uniform throughout the entire term of this Note. If the Holder hereof ever receives, collects or applies as interest any amount in excess of the Maximum Rate, then any such amount which would be excessive interest shall be deemed a partial prepayment of principal, and treated hereunder as such; and if the principal balance of the indebtedness evidenced hereby has been paid in full, then the Holder hereof shall refund to Maker the amount of such excessive interest.

         If any of the terms of this Note conflict in any respect with those of any other document or instrument referred to herein or executed, in connection herewith, the terms of this Note shall control.

         Any legal action or proceeding against Maker with respect to this Note may be brought in the courts of the State of Texas or the United States of America in Texas. By the execution and delivery of this Note, Maker hereby submits to each such jurisdiction. Nothing herein contained shall affect the jurisdiction of any other court.

         EXECUTED as of the 3rd day of August, 2001.

                         EMERGISOFT HOLDING, INC.,
                         a Nevada corporation

                         By:      /s/Dan Witte
                         ------------------------------------------------------
                         Name:    Dan Witte
                                  Chief Operating Officer/Chief
                                  Financial Officer